Exhibit 5.1
April 15, 2013

Park City Group, Inc.
299 South Main Street, Suite 2370
Salt Lake City, Utah 84111

Ladies and Gentlemen:

I am General Counsel of Park City Group, Inc., a Nevada corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed resale of up to 1,025,478 shares of Park City Group, Inc. common stock, $0.01 par value (the “Shares”). This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, I or attorneys under my supervision have examined the Certificate of Incorporation and By-Laws of the Company, as amended, and resolutions duly adopted by the Board of Directors of the Company relating to the Private Placements, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based on the foregoing and on such legal considerations as I deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents I or attorney under my supervision have examined, I am of the opinion that the Shares will be validly issued, fully paid, and non-assessable.

I hereby consent to the reference to myself under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, and any amendments thereto.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Edward L. Clissold
Edward L. Clissold
General Counsel